EXHIBIT 99.2
PROVECTUS
NEWS RELEASE for July 21, 2005 at 7:30 am EDT

Contact: Matt Clawson (investors)           Peter Culpepper
         Allen & Caron Inc                  Provectus Pharmaceuticals Inc
         949-474-4300                       865-769-4011
         matt@allencaron.com                culpepper@pvct.com


PROVECTUS TO BEGIN PHASE 1 CLINICAL TRIALS OF NEW CANCER TREATMENT, PV-10

KNOXVILLE, Tenn., July 21, 2005 -- Provectus Pharmaceuticals, Inc. (OTCBB: PVCT) announced today that it has obtained final clearance to begin the first Phase 1 clinical trial of PV-10, the Company's lead cancer treatment. The study is designed to evaluate the safety and preliminary efficacy of PV-10 in 20 subjects with Stage III metastatic melanoma (the most aggressive form of skin cancer). PV-10 will be injected into one to three tumors in each subject. The local response to this single injection will be observed for a period of 12-24 weeks thereafter. Potential effects on nearby untreated tumors (called a "bystander effect") will also be monitored.

     According to the Melanoma Research Foundation (www.melanoma.org), melanoma is the fastest growing cancer in both the U.S. and worldwide with more than 53,000 new cases (or 1 in 74 people) diagnosed each year in the U.S. across all age groups; of these, 7,800 or 15 percent are fatal. In addition, according to the foundation, no significant advances in medical therapies (or survival) for patients with advanced melanoma have occurred in the past 30 years.

     The study will be conducted at two of the leading melanoma treatment and research centers in the world, located in New South Wales, Australia, a country where the incidence of melanoma is more than twice that of the U.S. Clearance has been received upon review of the study by each institution's ethics committee and assignment of a clinical trial number from the Australian Therapeutic Goods Administration under the Clinical Trials Notification scheme. Subject enrollment and treatments are expected to begin immediately.

     PV-10 is an agent that is retained in tumor cells while leaving normal tissue unharmed, thereby killing the tumor cells and sparing healthy tissue.

     Provectus CEO Craig Dees, Ph.D., noted, "The Phase 1 study will allow us not only to assess the safety of injecting PV-10 into tumors but also ascertain potential effectiveness since we are testing at efficacy levels. Extensive pre-clinical studies, using laboratory models of melanoma, breast cancer, and liver cancer, have shown that PV-10 can destroy injected tumor tissue while leaving all other tissue alone. The treatment has been highly effective against spontaneous tumors in a number of animals, including mice, dogs, cats, and horses."

     Eric Wachter, Ph.D., Executive Vice President and head of the Company's pharmaceutical development program, noted, "We chose to begin clinical testing of PV-10 in Australia, due to the high rate of melanoma incidence and because of the superb study infrastructure and an abundant subject population. Not only is this an excellent starting point for our oncology clinical program, but it also allows us to gain important experience in a potentially important market for PV-10."


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PROVECTUS TO BEGIN CLINICAL TRIALS OF PV-10
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About Provectus Pharmaceuticals, Inc.

     Provectus Pharmaceuticals, Inc. is a pioneering pharmaceutical company actively engaged in the design, development, and marketing of pharmaceutical technologies for the treatment of breast cancer, liver cancer, and metastatic melanoma. In addition, Provectus is preparing to begin Phase 2 clinical studies for the Company's topical agent Xantryl(TM), a treatment for psoriasis.

     The Company's offices and laboratory are located at 7327 Oak Ridge Highway, Suite A, Knoxville, TN 37931; telephone: 865 769 4011. For more information, contact the Company at info@pvct.com or visit the corporate Web site: www.pvct.com.

     This release and others statements issued or made from time to time by the company or its representatives contain comments that may constitute forward-looking statements. Those include statements regarding the intent, belief or current expectations of the company and members of its management teams, as well as the assumptions on which the statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward- looking statements.